Exhibit 99.1

Solazyme Reports Second Quarter 2011 Results

Continues to Meet Milestones Toward Producing High-Value Tailored Oils

South San Francisco, CA – August 4, 2011 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today financial results for the second quarter ended June 30, 2011 and recent key corporate highlights.

“We are focused on rapidly ramping up our capacity and operations to meet significant demand in the marketplace for our high value tailored oils,” said Jonathan Wolfson, CEO, Solazyme. “The success of our recent initial public offering will help us accelerate efforts to enter into commercial partnerships, secure feedstock and enable the commercial expansion of our manufacturing capability.”

Financial Results

Total revenues for the second quarter ended June 30, 2011 were $7.4 million versus $4.4 million in the second quarter of 2010. Second quarter GAAP net loss attributable to Solazyme, Inc. common stockholders was $17.0 million, which compares to $6.4 million in the prior year period. The GAAP net loss attributable to Solazyme, Inc. common stockholders included a one-time non-cash charge of $3.2 million or $0.11 per share related to the conversion of venture debt warrants at the close of the initial public offering. On a non-GAAP basis, the net loss attributable to Solazyme, Inc. common stockholders was $10.0 million for the second quarter of 2011, compared to $5.9 million in the prior year period. A reconciliation of GAAP to non-GAAP results is included below.

“In May 2011, we completed our initial public offering, increasing our cash and marketable securities position to over $266 million at the end of the second quarter,” said Tyler Painter, CFO, Solazyme. “Our strong balance sheet, proven technology and partnerships position us well to meet our capacity target of over 500,000 MT by 2015.”

Business Highlights

•

Produced over 283,000 liters of military-spec diesel (HRF-76) for U.S. Navy contract. Further solidifying its relationship with the U.S. Navy, Solazyme has completed production of over 283,000 liters of in-spec marine diesel fuel, HRF-76, for the U.S. Navy, in fulfillment of the first phase of its Defense Logistic Agency (DLA) contract that calls for production of up to 550,00 liters in two phases. The initial fuel production for phase 1 of this contract was completed ahead of schedule and is currently expected to be delivered ahead of the contract delivery date. Additionally, the U.S. Navy has indicated its intent to exercise its phase 2 option and has transferred funding to the DLA, which is set aside exclusively for the phase 2 modification, which is currently being negotiated. The phase 2 fuel would be produced through the first half of 2012.

•

Distribution Expansion for Algenist™. Sephora Canada and The Shopping Channel® have agreed to distribute Solazyme’s anti-aging skincare line, Algenist™, throughout Canada. This increases the brand’s physical retail presence by 26 stores and, starting in July 2011, has been featured on The Shopping Channel’s highest rated beauty programming. The launch into Canada accompanies Algenist™’s debut in the United Kingdom, which includes distribution in all 60 Space NK locations throughout the country.

•

Expansion of Management Team at Solazyme. Rogerio Manso joined the company as Chief Commercialization Officer, Tailored Oils on July 26, 2011. Mr. Manso is a seasoned executive with deep international experience in the sugar, oil and biofuel industry. He spent 28 years at Petrobras where he led the development of markets for oil products throughout the US, Europe, Latin America, Africa and Asia, while also overseeing the company’s Refining and Marketing, Petrochemicals, Transportation and Logistics infrastructure. Mr. Manso will be instrumental in leading the global commercialization of Solazyme’s tailored oil platform.

•

DOE approval of relocation of IBR to Peoria, IL facility and commencement of the build-out of Peoria facility. Solazyme will shift the location of its integrated biorefinery to its Peoria facility. Solazyme began the build-out of this recently acquired facility, adding fermentation capacity and performing upgrades after completion of the acquisition in May 2011. The fermentation portion of this facility is expected to be operational in the second half of 2011, with end-to-end manufacturing expected in the first half of 2012. Acquiring additional capacity and shifting from toll manufacturing to in-house production represents an important milestone.

About Solazyme, Inc.

Solazyme, Inc. is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value tailored oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) fuels and chemicals, (2) nutrition and (3) skin and personal care. Solazyme’s oils and fuels provide compelling solutions to increasingly complex issues of fuel scarcity, energy security and environmental impact while fitting into the pre-existing multi-trillion dollar fuel infrastructure. For more information, please visit the company’s website: http://www.solazyme.com

Solazyme®, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net loss and non-GAAP net loss per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation of GAAP to Non-GAAP Net-Loss Per Share” included in the tables to this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special one-time expenses such an non-cash losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measures in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash one-time charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: the commercialization plans and commercialization timetable for its tailored oils and applications thereof; the timetable for phase 2 modification with DLA; the launch plans and timetable for its Algenist™ products; the future market demand for its tailored oils; the timetable of its manufacturing scale-up and the volume of oils that may be produced from such scale-up; the timetable for production at its Peoria facility; and its future ability to sign commercial partnerships and secure additional feedstock. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; its ability to enter into and maintain strategic collaborations; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Registration Statement on Form S-1, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Conference Call

Solazyme will hold a conference call for investors on August 4, 2011 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 877.291.1287 or International: 973.409.9250, access code 81955942. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling US: 800.642.1687 or International: 706.645.9291 access code 81955942 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and six months ended June 30, 2011 and 2010

In thousands, except per share information

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues
Research and development programs	$6,092	$4,410	$11,491	$10,168
Product revenue	1,306	—	3,649	—

Total revenues	7,398	4,410	15,140	10,168

Operating expenses (1)
Cost of product revenue	374	—	1,038	—
Research and development	9,676	6,685	17,826	12,581
Sales, general and administrative	10,955	3,954	17,064	7,084

Total operating expenses	21,005	10,639	35,928	19,665

Loss from operations	(13,607)	(6,229)	(20,788)	(9,497)

Other income (expense)
Net interest and other income	(184)	(94)	191	(140)
Loss from change in fair value of warrant liabilities	(3,154)	—	(3,637)	(638)

Total other income (expense)	(3,338)	(94)	(3,446)	(778)

Net loss	(16,945)	(6,323)	(24,234)	(10,275)

Accretion on redeemable convertible preferred stock	(24)	(34)	(60)	(70)

Net loss attributable to Solazyme, Inc. common stockholders	$(16,969)	$(6,357)	$(24,294)	$(10,345)

Net loss per share attributable to Solazyme, Inc. common stockholders, basic and diluted	$(0.61)	$(0.55)	$(1.22)	$(0.92)

Weighted average number of common shares used in loss per share computation, basic and diluted	27,673	11,524	19,960	11,195

Reconciliation of GAAP to non-GAAP net loss per share:	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
Net loss attributable to Solazyme, Inc. common stockholders	$(16,969)	$(6,357)	$(24,294)	$(10,345)

Loss from change in fair value of warrant liabilities	3,154	—	3,637	638
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	705	120	1,036	179
Sales, general and administrative	3,071	359	4,003	432

Total stock-based compensation expense	3,776	479	5,039	611
Net loss attributable to Solazyme, Inc. common stockholders (non-GAAP)	$(10,039)	$(5,878)	$(15,618)	$(9,096)

Loss per share attributable to Solazyme, Inc. common stockholders (GAAP)	$(0.61)	$(0.55)	$(1.22)	$(0.92)

Loss from change in fair value of warrant liabilities	0.11	—	0.18	0.06
Stock-based compensation expense	0.14	0.04	0.26	0.05

Net loss per share attributable to Solazyme,Inc. common stockholders (non-GAAP)	$(0.36)	$(0.51)	$(0.78)	$(0.81)

SOLAZYME, INC.

Condensed Consolidated Balance Sheets

In thousands, except per share information

	June 30, 2011	December 31, 2010
	(Unaudited)
Current assets
Cash and cash equivalents	$197,407	$32,497
Marketable securities	69,047	49,533
Accounts receivable	1,804	670
Unbilled revenue	3,188	3,467
Inventories	2,402	—
Prepaids and other current assets	4,124	1,816

Total current assets	277,972	87,983

Property,plant and equipment, net	19,602	5,693
Other assets	306	308

Total assets	$297,880	$93,984

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)

Current Liabilities
Accounts payable	$4,995	$6,137
Accrued liabilities	5,839	4,320
Current portion long-term debt	3,779	50
Deferred revenue	1,193	1,363
Preferred stock warrant liability	—	2,961
Other current liabilities	72	—

Total current liabilities	15,878	14,831

Other liabilities	601	728

Long-term debt	16,698	179

Total liabilities	33,177	15,738

Commitments and contingencies

Redeemable convertible preferred stock
Preferred stock - Series A	—	2,991
Preferred stock - Series B	—	8,645
Preferred stock - Series C	—	56,943
Preferred stock - Series D	—	59,734

Total redeemable convertible preferred stock	—	128,313

Stockholders’ equity (deficit)
Common stock	59	12
Additional paid-in capital	341,793	4,393
Notes receivable from stockholders	—	(1,597)
Accumulated other comprehensive loss	(20)	(40)
Accumulated deficit	(77,129)	(52,835)

Total stockholders’ equity (deficit)	264,703	(50,067)

Total liabilities, Redeemable convertible preferred stock & stockholders’ equity (deficit)	$297,880	$93,984